Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Announces Second Quarter 2017 Results

Redwood City, California, August 8, 2017 — Avinger, Inc. (NASDAQ: AVGR) (the “Company”), a leading developer of innovative treatments for peripheral artery disease (PAD), today reported results for the second quarter ended June 30, 2017.

Second Quarter and Recent Highlights

•      Executed strategic reorganization in April, reducing sales headcount by approximately 50% and resulting in a significant reduction in cash usage

•      Revenue of $2.5 million, a 30% sequential decrease from the first quarter in 2017

•      Received an investigational device exemption (IDE) from the FDA to initiate the INSIGHT study for the use of Pantheris in the treatment of in-stent restenosis (ISR)

•      Reduced cash burn to $9.1 million compared to $13.1 million in the first quarter of 2017

“Following our strategic reorganization in April, I’m pleased with how our more focused commercial organization has come together to drive utilization within our installed base of Lumivascular accounts,” said Jeff Soinski, Avinger’s president and CEO. “We’ve also continued to make solid progress on our next generation of Pantheris catheters, which we believe will significantly improve user experience and allow us to approach new markets in 2018 and beyond. We expect to begin enrollment in our INSIGHT study for the treatment of in-stent restenosis in the third quarter, and believe that our expanded claims and clinical data programs will be important contributors to our future growth. While we continue to make progress on these growth initiatives, we’ve also significantly reduced our cash burn as we review strategic and financial alternatives.”

Second Quarter 2017 Financial Results

Total revenue was $2.5 million for the second quarter ended June 30, 2017, a 47% decrease from the second quarter of 2016 and a 30% decrease from the first quarter of 2017. Revenue from disposable devices was $2.0 million for the second quarter of 2017, a 46% decrease compared to the second quarter of 2016 and a 31% decrease from the first quarter of 2017. Revenue related to Lightbox imaging consoles was $0.5 million, a 50% decrease compared to the second quarter of 2016 and a 17% decrease from the first quarter of 2017.

Gross margin for the second quarter of 2017 was -59%, down from 22% in the comparable quarter of 2016 and down from -17% in the first quarter of 2017. The decreased gross margin was primarily attributable to $2.3 million in charges for excess and obsolete inventories, primarily related to reduced expectations for the opening of new Lumivascular accounts through 2018. Without this charge, gross margin for the quarter would have been 35%.

Operating expenses for the second quarter of 2017 were $9.8 million, compared to $13.3 million in the second quarter of 2016. This decrease was primarily attributable to higher sales and marketing expenses in 2016 when the Company previously expanded its commercial organization in conjunction with the commercial launch of Pantheris. Operating expenses for the second quarter of 2017 included a $0.5 million charge related to the Company’s organizational restructuring activities during the quarter.

Loss from operations for the second quarter of 2017 was $11.3 million, compared to $12.3 million for the second quarter of 2016, and net loss for the second quarter of 2017 was $12.8 million, compared to $13.5 million for the second quarter of 2016. Loss per share for the second quarter of 2017 was $0.54, compared to $1.06 for the second quarter of 2016. The decreased loss per share reflects the impact of the issuance of 9.9 million shares in the Company’s follow-on public offering, which closed on August 16, 2016, and 1.1 million shares issued throughout 2016 under the Company’s at-the-market (ATM) program.

Adjusted EBITDA, a non-GAAP measure, was a loss of $9.0 million for the second quarter of 2017, compared to a loss of $10.3 million for the second quarter of 2016.

Cash and cash equivalents totaled $14.0 million as of June 30, 2017, compared to $23.0 million as of March 31, 2017. Based on the Company’s recent organizational restructuring and other expense reduction measures, the Company expects cash utilization to decrease to approximately $7 million per quarter by the third quarter of 2017, compared to an average of $13.4 million per quarter in 2016 and $9.1 million in the second quarter of 2017.

Conference Call

Avinger will hold a conference call today, August 8, 2017 at 1:30pm PT/4:30pm ET to discuss its second quarter 2017 financial results. Individuals may listen to the call by dialing (844) 776-7820 for domestic callers or (661) 378-9536 for international callers and referencing Conference ID: 58223692. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning August 8, 2017 at 4:30pm PT/7:30pm ET through 4:30pm PT/7:30pm ET on August 9, 2017. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 58223692. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Founded in 2007, Avinger, Inc. is a commercial-stage medical device company that designs and develops the first-ever image-guided, catheter-based system that diagnoses and treats patients with peripheral arterial disease (PAD). Avinger is dedicated to radically changing the way vascular disease is treated through their Lumivascular platform which currently consists of the Lightbox imaging console, the Ocelot family of catheters designed for chronic total occlusions (CTOs), and Pantheris designed for atherectomy. Avinger is based in Redwood City, CA. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the expected impact of the Company’s recent organizational restructuring and other expense reduction measures, expectations regarding future 510(k) filings for new product offerings and expanded claims for our products, the commercial introduction of new versions of Pantheris, the effect of these products on reliability and usability and the size of our addressable market, the future availability and presentation of clinical data, the timing of enrollment in future clinical studies and financial and operating guidance for 2017. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; our ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” and elsewhere in our quarterly Form 10-Q filing made with the Securities and Exchange Commission on May 10, 2017. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as Loss from Operations plus Stock-based Compensation expense plus Depreciation and Amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

INVESTOR CONTACT

Matt Ferguson

Avinger, Inc.

(650) 241-7917

ir@avinger.com

Avinger, Inc.

Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues	$2,459	$4,680	$5,950	$9,219
Cost of revenues	3,919	3,645	7,994	7,005
Gross profit	(1,460)	1,035	(2,044)	2,214
	-59%	22%	-34%	24%
Operating expenses:
Research and development	3,097	3,867	7,020	7,914
Selling, general and administrative	6,189	9,461	15,507	21,622
Restructuring charges	519	—	519	—
Total operating expenses	9,805	13,328	23,046	29,536
Loss from operations	(11,265)	(12,293)	(25,090)	(27,322)

Interest income	31	28	63	61
Interest expense	(1,571)	(1,235)	(3,121)	(2,406)
Other income (expense), net	6	4	9	5
Net loss and comprehensive loss	$(12,799)	$(13,496)	$(28,139)	$(29,662)

Net loss per share, basic and diluted	$(0.54)	$(1.06)	$(1.18)	$(2.34)

Weighted average common shares used to compute net loss per share, basic and diluted	23,914	12,734	23,867	12,702

Avinger, Inc.

Balance Sheets Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$13,964	$36,096
Accounts receivable, net	1,489	3,570
Inventories	6,699	8,462
Prepaid expenses and other current assets	1,130	662
Total current assets	23,282	48,790

Property and equipment, net	3,857	4,555
Other assets	252	212
Total assets	$27,391	$53,557

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,150	$1,607
Accrued compensation	1,909	2,807
Accrued expenses and other current liabilities	2,415	3,067
Borrowings, current portion	42,487	41,289
Total current liabilities	47,961	48,770

Other long-term liablities	215	546
Total liabilities	48,176	49,316

Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	24	24
Additional paid-in capital	259,925	256,606
Accumulated deficit	(280,734)	(252,389)
Total stockholders’ equity (deficit)	(20,785)	4,241
Total liabilities and stockholders’ equity (deficit)	$27,391	$53,557

Avinger, Inc.

Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Loss from operations	$(11,265)	$(12,293)	$(25,090)	$(27,322)
Add: Stock-based compensation	1,335	1,610	2,877	3,588
Add: Depreciation and amortization	426	356	854	692
Add: Restructuring charges	519	—	519	—
Adjusted EBITDA	$(8,985)	$(10,327)	$(20,840)	$(23,042)